FOR IMMEDIATE RELEASE

SUNOPTA ANNOUNCES RETIREMENT OF JEREMY KENDALL
FROM BOARD OF DIRECTORS

Toronto, March 21, 2016 - SunOpta Inc. (“SunOpta”) (Nasdaq: STKL) (TSX: SOY), a leading global company focused on organic, non-genetically modified and specialty foods, announced today that Jeremy Kendall will retire at the end of his current term. Therefore Mr. Kendall will not be standing for re-election to the Board of Directors of SunOpta at the 2016 Annual and Special Meeting of Shareholders (the “Meeting”), which will be held on May 10, 2016. Mr. Kendall will continue to serve as a director until the Meeting.

Mr. Kendall has been a member of SunOpta’s Board of Directors since September 1978, and served as Chairman of the Board for most of his tenure. Mr. Kendall was also SunOpta’s Chief Executive Officer from 1983 to 2007, during which time he was instrumental in SunOpta’s growth and development into a global leader in healthy and organic foods.

“Jeremy Kendall is a true pioneer in the organic foods industry, and he was the visionary who helped SunOpta grow into the global leader in organic food it is today,” said Alan Murray, Chair of the Board of Directors at SunOpta. “Jeremy operated with the utmost integrity and sincerity, leaving a lasting impact on both the organic foods industry and SunOpta. On behalf of everyone at SunOpta, we wish Jeremy all the best in his future endeavors,” Murray added.

Mr. Kendall remains active in the community. He served for six years as Chairman of the Canadian College of Naturopathic Medicine, and also served ten years as Chairman of the Nepal School Projects, during which time the organization built nearly 100 schools for 50,000 children in a remote part of Nepal.

With Mr. Kendall’s retirement, the Board of Directors of SunOpta will be comprised of seven directors, including six independent directors.

About SunOpta Inc.

SunOpta Inc. is a leading global company focused on organic, non-genetically modified ("non-GMO") and specialty foods. SunOpta specializes in the sourcing, processing and packaging of organic and non-GMO food products, integrated from seed through packaged products; with a focus on strategic vertically integrated business models. SunOpta's organic and non-GMO food operations revolve around value-added grain, seed, fruit and vegetable based product offerings, supported by a global sourcing and supply infrastructure.

For further information, please contact:

SunOpta Inc.
Public Relations
Rob Litt
Tel: 952-893-7863
Rob.litt@sunopta.com